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                               MAYTAG CORPORATION
                                   Exhibit 12
                Computation of Ratio of Earnings to Fixed Charges
                 (Amounts in thousands of dollars except ratios)

                                    Three Month
                                    Period Ended
                                      March 31                      Year Ended December 31
                                        2003           2002        2001      2000      1999      1998
                                    -------------------------------------------------------------------
Consolidated pretax
income from continuing
operations before minority
interests, extraordinary item
and cumulative effect of
accounting change                      $52,421       $295,656    $212,084  $356,654  $532,352  $463,067

Interest expense                        13,779         62,390      64,828    60,309    48,329    52,615

Mark to market adjustment
on interest rate swap
included in interest
expense                                  2,630         10,173       9,330     6,295     5,972     5,616

Depreciation of
capitalized
interest                                   795          2,118       2,467     2,643     2,750     2,952

Interest portion
of rental expense                        1,285          9,976       8,182     7,142     6,841     7,020
                                    -------------------------------------------------------------------

Earnings                               $70,910       $380,313    $296,891  $433,043  $596,244  $531,270
                                    ===================================================================
Interest expense
(excluding swap mark to market)        $16,409       $ 72,563    $ 74,158  $ 66,604  $ 54,301  $ 58,231

Interest
capitalized                                444          1,143       1,056       552        72        17

Interest portion
of rental expense                        1,285          9,976       8,182     7,142     6,841     7,020
                                    -------------------------------------------------------------------

Fixed charges                          $18,138       $ 83,682    $ 83,396  $ 74,298  $ 61,214  $ 65,268
                                    ====================================================================
Ratio of earnings
to fixed charges                          3.91           4.54        3.56      5.83      9.74      8.14

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